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                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

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 Subsidiaries                                                    Jurisdiction
 ------------                                                    -------------
 1.  B.N. Technology, Inc. dba ICOM............................  California
 2.  Digiweb, Inc. ............................................  Maryland
     Web Provider, Inc.........................................  Maryland
 3.  Interliant Consulting and Professional Services, Inc. ....  Massachusetts
     Interliant Managed Application Solutions, Inc.
      (formerly reSOURCE PARTNER, Inc.)........................  Delaware
     rSP Insurance Agency, Inc. ...............................  Ohio
     Soft Link Holding Corp....................................  Delaware
     Soft Link, Inc............................................  Minnesota
 4.  Interliant International, Inc. ...........................  Delaware
     Interliant Europe B.V.....................................  Netherlands
     Interliant GmbH...........................................  Germany
     Interliant SAS............................................  France
     Interliant UK Holdings Limited (formerly Sales Technology
     Limited) .................................................  England
     Interliant UK Limited (formerly Sales Success Limited)....  England
     Interliant Acquisition Corp. (formerly Sage Networks
 5.  Acquisition Corp.)........................................  Delaware
 6.  Interliant Association Solutions, Inc.....................  Delaware
 7.  Interliant Texas, Inc.....................................  Delaware
     Milestone Services, Inc. .................................  Texas
 8.  The Jacobson Consulting Group, Inc........................  Delaware
 9.  Telephonetics, Inc........................................  Delaware
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